JANA PARTNERS COMMENTS ON CNET REORGANIZATION

NEW YORK, March 27, 2008 - Following an announcement by CNET Networks, Inc. (Nasdaq: CNET) that it has assembled a "task force" to evaluate fundamental operating issues, JANA Partners LLC Managing Partner Barry Rosenstein issued the following statement:

         It is astounding that it has taken years of shareholder value destruction for CNET to even start examining the basics of reversing its ongoing underperformance, and even then only after we began calling for change. Fundamental issues like these that we have raised should have been addressed years ago.

         Although CNET has belatedly said it will examine these fundamental issues, shareholders should ask themselves whether there is any reason to believe that the current leadership will do so successfully. The current board of directors has presided over an almost 50% stock price decline in the last two years through yesterday, yet they failed to demonstrate any sense of urgency to address these basic issues until publicly called on to do so. CNET's board of directors and much of its senior management team, including its CEO and the head of its "task force", also lack the necessary sector experience and expertise to address these issues and future challenges effectively.

         We agree that CNET has failed to address these issues historically and that change is needed. Rather than farming out the challenges facing CNET to a "task force" led by its CFO, we think a better plan is to bring the necessary experience and expertise to CNET's board of directors, who can work with management to address these issues decisively and effectively going forward. This is why we have proposed new board members who we believe possess the experience and expertise to bring effective change to CNET and maximize value for all shareholders.

BACKGROUND

JANA has joined with Sandell Asset Management Corp. ("Sandell"), Paul Gardi of Alex Interactive Media, Spark Capital and Velocity Interactive Group in seeking to elect two individuals to replace the board members who are up for re-election at CNET's 2008 stockholders meeting and to expand CNET's board by five members and nominate individuals to fill those vacancies. Collectively these investors hold approximately 14.9% of CNET's voting stock. JANA and Sandell also have separate non-voting economic interests of approximately 5% and 3%, respectively.

JANA Partners LLC is a multi-billion dollar investment management firm founded in 2001 by Barry Rosenstein. JANA has on numerous occasions, alone or with other shareholders, challenged management to focus on creating shareholder value, including with respect to Kerr-McGee Corporation, Time Warner, Titan International, TD Ameritrade and The Houston Exploration Company.

Sandell Asset Management Corp., is a multi-billion dollar global investment management firm, founded by Thomas E. Sandell, that focuses on global corporate events and restructurings throughout North America, Continental Europe, the United Kingdom, Latin America and the Asia-Pacific theatres. Sandell frequently will take an "active involvement" in facilitating financial or organization improvements accruing to the benefit of investors.


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Alex  Interactive  Media, LLC ("AIM") is a private company focused on leveraging its domain expertise in digital media and related industries.

Spark Capital is a venture capital fund focused on building businesses that transform the distribution, management and monetization of media and content, with experience in identifying and actively building market-leading companies in sectors including infrastructure (Qtera, RiverDelta, Aether Systems, Broadbus and BigBand), networks (College Sports Television, TVONE and XCOM) and services (Akamai and the Platform). Spark Capital has over $600 million under management, and is based in Boston, Massachusetts.

Velocity Interactive Group, LLC is an investment firm that focuses on digital media and communications. Velocity Interactive Group has offices in Palo Alto, Los Angeles and New York.

ALL STOCKHOLDERS OF CNET ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE INVESTORS AND NOMINEES NAMED ABOVE (THE "PARTICIPANTS") FROM THE STOCKHOLDERS OF CNET FOR USE AT THE 2008 ANNUAL MEETING OF STOCKHOLDERS OF CNET WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF CNET AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. INFORMATION RELATING TO THE PARTICIPANTS IS CONTAINED IN
EXHIBIT 2 TO THE SCHEDULE 14A FILED BY THE PARTICIPANTS WITH THE SEC ON MARCH 13, 2008.